Exhibit 10.8

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (this “Agreement”) is made and entered into as of May 1, 2011 (“Effective Date”), by and between United Labor Bank, fsb (“Bank”), and Kelly Wong (“Executive”).

A. Bank desires to insure itself of the continuing services of Executive as its Executive Vice President and Chief Financial Officer by providing certain benefits to Executive should a change of control of Bank occur, and Executive concurs in such an arrangement.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

Section 1. Termination of Employment Following a Change of Control. Following a Change in Control (as defined in Section 3 below) while employed by Bank, Executive shall be entitled to the benefits provided herein upon the termination of his employment with Bank (or its parent or subsidiaries) within the two year period after the Change in Control which occurs during the term of this Agreement, provided that such termination is (a) other than for Cause or (b) by Executive of Good Reason (as defined in Section 7 below). Executive shall not be entitled to the benefits of this Agreement if Executive’s employment terminates pursuant to normal retirement, by reason of death or total and permanent disability or pursuant to Section 8b hereof. For the purposes of this Agreement, “total and permanent disability” means a condition which prevents Executive form performing to a significant degree the essential duties of his position and is expected to be of long-term duration or result in death. A determination of total and permanent disability must be based on competent medical evidence.

Section 2. Severance Payment Upon Termination of Employment. If Executive’s employment with Bank (or its parent or subsidiaries) is terminated during the term of this Agreement as described in Section 1 above, Executive shall be immediately entitled to be paid, in cash in a lump sum, an amount equal to six months Executive’s then annual salary (as determined by the previous year’s W-2 statement), plus the total cost of COBRA coverage for Executive for six months.

Section 3. Change in Control. For purposes of this Agreement, “Change in Control” of Bank shall be deemed to have occurred upon the happening of any of the following events:

100 Hegenberger Road, Suite 220, Oakland, California 94621 • 800.734.6888 • Fax 510.567.6965

a. Merger or Consolidation. If the shareholders of Bank approve a merger or consolidation of Bank with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under a Bank employee benefit plan, at least 25% of the combined voting power of the voting securities of Bank or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a Bank recapitalization (or similar transaction) in which no person acquires more than 25% of the combined voting power of Bank’s then outstanding securities; or

b. Liquidation of Sale. If the shareholders of Bank approve a plan of complete liquidation of Bank or an agreement for the sale or disposition by Bank of all or substantially all of Bank’s assets; or

c. Acquisition of 25% of Outstanding Securities. If any “person” (as defined in Section 3 (a) (9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in Sections 13 (d) and 14 (d) of the Exchange Act, excluding Bank or any of its subsidiaries, a trustee or any fiduciary holding, securities under an employee benefit plan of Bank or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of Bank in substantially the same proportions as their ownership of Bank, is or becomes the “beneficial owner” (as defined in Rule 13 (d) under the Exchange Act), directly or indirectly, of securities of Bank representing 25% or more of the combined voting power of Bank’s then outstanding securities.

d. Other Transactions. Any other transaction which, although different in form, accomplishes the same result as described I Sections 3a, 3b or 3c hereof.

Section 4. Term of Agreement. This Agreement shall have a term of one year commencing as of the Effective Date.

Section 5. Effect on Employment Rights. Although this Agreement is not part of any other employment agreement, it should be read in conjunction with the Executive Employment Agreement of even date between the parties. Executive agrees that, subject to this Agreement’s terms and conditions, in the event of a “potential change in control” of Bank, Executive will remain in the employ of Bank during the pendency of any such potential change in control. For the purposes of this Agreement, a “potential change in control” shall be deemed to have occurred if (a) Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) any person (including Bank) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control; or (c) Bank Board of Directors adopts a resolution to the effect that a potential change in control of Bank has occurred.

Section 6. Termination for Cause. Termination of Executive’s employment for “Cause” shall mean the occurrence of any of the following events: (a) Executive fails to perform or habitually neglects the duties which he is required to perform by the Board of Directors and/or in accordance with Bank’s then existing policies; (b) Executive engages in illegal activities which materially adversely affect Bank’s reputation in the community or which evidence Executive’s lack of fitness or ability to perform his duties as determined by the Board of Directors in good faith; or (c) Executive commits any act which would cause termination of coverage under Bank’s Banker’s Blanket Bond as to Executive (as distinguished from termination of coverage as to Bank as a whole).

Section 7, Good Reason. After a Change in Control, Executive may terminate employment with Bank at any time during the term of this Agreement if Executive has made a good faith reasonable determination that Good Reason exists for such termination.

a. Definition. For the purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive:

(i) Any material change by Bank in Executive’s functions, duties or responsibilities that would cause Executive’s position with Bank or Bank’s successor, to become of less dignity, responsibility, importance or scope form the position and attributes that applied to Executive immediately prior the Change of Control;

(ii) Any significant reduction in Executive’s base salary or incentive compensation;

(iii) Any material failure by Bank, or Bank’s successor, to comply with any of the provisions of this Agreement (or of the Executive Employment Agreement between the parties);

(iv) Bank, or Bank’s successor, requiring Executive to be based at any office or location more than forty miles from the office at which Executive is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Executive’s responsibilities and commensurate with the amount of travel required to Executive prior to the Change in Control; or

(v) Any failure by Bank to obtain the express assumption of this enforcement by any successor or assign of Bank, and upon such assumption all references to “Bank” herein shall include such successor or assign.

b. Remedy by Bank. If Executive gives Bank a notice of termination based upon Good Reason, Bank shall have ten days after receipt of such notice to remedy the facts and circumstances which provided Good Reason. Executive shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to Bank. If Executive determines that adequate remedy has not occurred, then the initial notice of termination shall remain in effect.

c. Determination by Executive Presumed Correct. Any determination by Executive pursuant to this Section 7 that Good Reason exists for Executive’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by clear and convincing evidence that it was not a good faith reasonable determination.

d. Severance Payment Made Notwithstanding Dispute. Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, Bank shall immediately pay to Executive any amounts otherwise due under this Agreement. Executive may be required to repay such amounts, without interest, to Bank if any such dispute is finally determined adversely to Executive.

e. Preemptive Termination. Notwithstanding anything herein to the contrary, should Executive be terminated without cause within six months prior to a “potential change of control”, as defined in Section 5 hereof, he shall be entitled to receive the severance payment described in Section 2 hereof.

Section 8. Regulatory Provisions.

a. Parachute Payment. Notwithstanding any other provision of this Agreement, if any payment to be made or benefit to be provided to Executive pursuant to this Agreement, after taking into account all other payments or benefits provided by Bank to Executive, would constitute a “parachute payment” as defined in Section 280G of the Internal. Revenue Service Code, then the cash payments to be made to Executive under this Agreement shall be reduced so that the aggregate present value of all parachute payments does not exceed 299% of Executive’s “annualized includible compensation for the base period” (as such term is defined in Section 280G (d) (1) of the Code). The determination of any reduction in the payments to be made to Executive shall be made by Bank.

b. OTS Termination Provision. The provisions of subsection (b) of Section 563.39 of the OTS Regulations in effect on the Effective Date are hereby incorporated into and made a part of this Agreement.

c. FDIC Golden Parachute Payment Limitations. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. S1818 (k), and any regulations promulgated thereunder.

Section 9. Notice of Termination. Any termination of Executive’s employment hereunder shall be communicated by written notice to the other party hereto which shall indicate the specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated as well as the date of such termination (which shall be no earlier than ten days after such notice is received by the other party). Any purported termination of Executive’s employment by Bank which is not effected pursuant to such a written notice satisfying the requirements of this Agreement shall not be effective. In the case of a termination for Cause, the written notice shall also satisfy the requirements set forth in Section 6 above.

Section 10. Successor to Bank. Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially, all of the business and/or assets of Bank, by agreement in form and substance satisfactory to Executive expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if not such succession or assignment had taken place. As used in this Agreement, “Bank” shall mean Bank as defined above and successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section which otherwise becomes bound all the terms and conditions of this Agreement by operation of law.

Section 11. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided however that Executive may not assign any interest in this Agreement without the prior written consent of Bank.

Section 12. Notices. All notices or other communications hereunder shall be in writing and shall be given or made by telecopy, electronic mail, certified or registered mail (return receipt requested) or delivered personally or by a nationally recognized overnight courier service to Executive at his last residence address as shown in the records of Bank and to Bank addressed to its Chairman of the Board at its principal office.

Section 13. Amendments. This agreement may not be amended or modified except by a written agreement signed by Executive and Bank. This Agreement and any amendment hereof may be executed in counterparts.

Section 14. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

Section 15. No Transfer by Executive. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or subject to claims of Bank’s creditors. Nothing in this Agreement shall prevent the consolidation of Bank with, or its merger into, any other corporation, or the sale by Bank of all or substantial all of its properties or assets. This Agreement shall inure to the benefit of, and be binding upon and be enforceable by any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Bank.

Section 16. Entire Agreement, This Agreement, and the Executive Employment Agreement of even date between Bank and Executive, contains the entire agreement of the parties with respect to the employment of Executive by Bank. In the event of a conflict between this Agreement and the Executive Employment Agreement, the terms and conditions of the Executive Employment Agreement shall control.

Section 17. Partial Invalidity. If for any reason any provision of this Agreement shall be determined to be inoperative or invalid, the validity and effect of the other provisions hereof shall not be affected thereby.

Section 18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

UNITED LABOR BANK, fsb

/s/ Malcolm F. Hotchkiss
By:	Malcolm F. Hotchkiss
President and CEO

/s/ Kelly Wong
Kelly Wong